UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: June 28, 2011

Date of earliest event reported: June 25, 2011

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 25, 2011, OfficeMax Incorporated (the “Company”) and Boise White Paper, L.L.C. (“Boise”) entered into a new Paper Purchase Agreement (the “Paper Agreement”) whereby the Company has agreed to purchase office papers from Boise, and Boise has agreed to supply office papers to the Company, subject to the terms and conditions of the Paper Agreement. The Paper Agreement replaces the previous paper purchase agreement between the parties executed in 2004. For more information about the termination of the previous agreement, please refer to Item 1.02 of this Current Report on Form 8-K.

The Paper Agreement requires the Company to purchase from Boise and Boise to sell to the Company virtually all of the Company’s North American requirements for office paper, subject to certain conditions. After 2012, the Paper Agreement provides the Company more flexibility to purchase paper from paper producers other than Boise. The Paper Agreement’s term will expire on December 31, 2017, followed by a gradual reduction of the Company’s purchase requirements over a two year period thereafter. However, if certain circumstances occur, the term may be terminated earlier, beginning as early as December 31, 2012. If the term ends December 31, 2012, it will be followed by a gradual reduction of the Company’s purchase requirements over a four year period. If the term ends on a later date, the gradual reduction period will last two years.

Item 1.02.	Termination of Material Definitive Agreement.

On June 25, 2011, the Company and Boise jointly terminated the Paper Purchase Agreement executed by them on April 28, 2004 (the “Old Agreement”). The Old Agreement had required the Company to purchase virtually all of its North American requirements for office papers from Boise to the extent Boise chose to supply such papers to the Company. The Old Agreement provided for a gradual reduction of the Company’s purchase requirements over a four year period to begin after the delivery of notice of termination but not prior to December 31, 2012. The Old Agreement also required the Company to purchase from Boise certain paper products manufactured by third parties, for so long as Boise distributed those products.

The termination of the Old Agreement was effective upon the execution of the Paper Agreement, as described above in Item 1.01 of this Current Report on Form 8-K. The Old Agreement was terminated without penalty to either party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2011

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel